AGREEMENT AND PLAN OF REORGANIZATION

   **   Confidential treatment has been requested for those
           portions marked with asterisks. The confidential portions have been filed separately with the Securities and Exchange Commission.
                           TABLE OF CONTENTS


                                                                  Page

      1.   Definitions . . . . . . . . . . . . . . . . . . . . . .   1

      2.   Plan Of Reorganization. . . . . . . . . . . . . . . . .   2
           2.1  The Merger . . . . . . . . . . . . . . . . . . . .   2
           2.2  The Closing. . . . . . . . . . . . . . . . . . . .   4
           2.3  Effective Date . . . . . . . . . . . . . . . . . .   4

      3.   Representations and Warranties of Centrum . . . . . . .   4
           3.1  Organization . . . . . . . . . . . . . . . . . . .   4
           3.2  Capitalization . . . . . . . . . . . . . . . . . .   4
           3.3  Authority Relative to this Agreement . . . . . . .   5
           3.4  Financial Statements . . . . . . . . . . . . . . .   6
           3.5  Tax Matters. . . . . . . . . . . . . . . . . . . .   6
           3.6  Absence of Certain Changes or Events . . . . . . .   7
           3.7  Title and Related Matters. . . . . . . . . . . . .   8
           3.8  Proprietary Rights . . . . . . . . . . . . . . . .   9
           3.9  Employee Benefit Plans . . . . . . . . . . . . . .  11
           3.10 Bank Accounts. . . . . . . . . . . . . . . . . . .  11
           3.11 Contracts. . . . . . . . . . . . . . . . . . . . .  11
           3.12 Orders, Commitments and Returns. . . . . . . . . .  13
           3.13 Compliance With Law. . . . . . . . . . . . . . . .  13
           3.14 Labor Difficulties . . . . . . . . . . . . . . . .  14
           3.15 Trade Regulation . . . . . . . . . . . . . . . . .  14
           3.16 Insider Transactions . . . . . . . . . . . . . . .  15
           3.17 Employees, Independent Contractors and
                Consultants. . . . . . . . . . . . . . . . . . . .  15
           3.18 Insurance. . . . . . . . . . . . . . . . . . . . .  15
           3.19 Litigation . . . . . . . . . . . . . . . . . . . .  15
           3.20 Governmental Authorizations and Regulations. . . .  15
           3.21 Corporate Minutes, Etc . . . . . . . . . . . . . .  16
           3.22 Section 341(f)(2). . . . . . . . . . . . . . . . .  16
           3.23 Subsidiaries . . . . . . . . . . . . . . . . . . .  16
           3.24 Compliance with Environmental Requirements . . . .  16
           3.25 Corporate Documents. . . . . . . . . . . . . . . .  16
           3.26 No Brokers . . . . . . . . . . . . . . . . . . . .  17
           3.27 Disclosure . . . . . . . . . . . . . . . . . . . .  17
           3.28 Centrum Options. . . . . . . . . . . . . . . . . .  17
           3.29 Certain Contracts. . . . . . . . . . . . . . . . .  17

      4.   Representations and Warranties of 3Com and Sub. . . . .  18
           4.1  Organization and Good Standing . . . . . . . . . .  18
           4.2  Power, Authorization and Validity. . . . . . . . .  18
           4.3  Capitalization . . . . . . . . . . . . . . . . . .  19
           4.4  No Violation of Existing Agreements. . . . . . . .  19
           4.5  Litigation . . . . . . . . . . . . . . . . . . . .  19
           4.6  No Brokers . . . . . . . . . . . . . . . . . . . .  20
           4.7  Disclosure . . . . . . . . . . . . . . . . . . . .  20
           4.8  Compliance With Other Instruments and Laws.. . . .  20
           4.9  SEC Documents. . . . . . . . . . . . . . . . . . .  20
           4.10 No Material Adverse Change.. . . . . . . . . . . .  21

      5.   Preclosing Covenants of Centrum . . . . . . . . . . . .  21
           5.1  Advice of Changes. . . . . . . . . . . . . . . . .  21
           5.2  Conduct of Business. . . . . . . . . . . . . . . .  21
           5.3  Access to Information. . . . . . . . . . . . . . .  22
           5.4  Regulatory Approvals . . . . . . . . . . . . . . .  22
           5.5  Satisfaction of Conditions Precedent . . . . . . .  23
           5.6  Shareholder Vote . . . . . . . . . . . . . . . . .  23
           5.7  Exclusivity. . . . . . . . . . . . . . . . . . . .  23

      6.   Preclosing Covenants of 3Com and Sub. . . . . . . . . .  23
           6.1  Advice of Changes. . . . . . . . . . . . . . . . .  23
           6.2  Regulatory Approvals . . . . . . . . . . . . . . .  23
           6.3  Access to Information. . . . . . . . . . . . . . .  23
           6.4  Satisfaction of Conditions Precedent.. . . . . . .  24

      7.   Post-Closing Covenants of 3Com. . . . . . . . . . . . .  24
           7.1  Dividends, Etc.. . . . . . . . . . . . . . . . . .  24
           7.2  Limitations on Liens.. . . . . . . . . . . . . . .  24

      8.   Mutual Covenants. . . . . . . . . . . . . . . . . . . .  25
           8.1  Confidentiality. . . . . . . . . . . . . . . . . .  25
           8.2  Further Assurances . . . . . . . . . . . . . . . .  25
           8.3  Escrow; Escrow Agreement.. . . . . . . . . . . . .  25

      9.   The Closing . . . . . . . . . . . . . . . . . . . . . .  26
           9.1  Merger . . . . . . . . . . . . . . . . . . . . . .  26
           9.2  Additional Documents . . . . . . . . . . . . . . .  26

      10.  Conditions to Centrum's Obligations . . . . . . . . . .  26
           10.1 Accuracy of Representations and Warranties . . . .  26
           10.2 No Litigation. . . . . . . . . . . . . . . . . . .  27
           10.3 Authorizations . . . . . . . . . . . . . . . . . .  27
           10.4 Opinion of 3Com's Counsel. . . . . . . . . . . . .  27
           10.5 Government Consents. . . . . . . . . . . . . . . .  27
           10.6 Date of Closing. . . . . . . . . . . . . . . . . .  27
           10.7 Federal and State Securities Laws. . . . . . . . .  27
           10.8 Covenants. . . . . . . . . . . . . . . . . . . . .  27
           10.9 No Adverse Development.. . . . . . . . . . . . . .  27
           10.10      Required Consents. . . . . . . . . . . . . .  28
           10.11      Shareholder Approval.. . . . . . . . . . . .  28
           10.12      Warrants.. . . . . . . . . . . . . . . . . .  28

      11.  Conditions to 3Com's and Sub's Obligations. . . . . . .  28
           11.1 Accuracy of Representations and Warranties . . . .  28
           11.2 Covenants. . . . . . . . . . . . . . . . . . . . .  28
           11.3 No Litigation. . . . . . . . . . . . . . . . . . .  28
           11.4 Authorizations . . . . . . . . . . . . . . . . . .  28
           11.5 Required Centrum Consents. . . . . . . . . . . . .  29
           11.6 Clarification of Chipcom Contract. . . . . . . . .  29
           11.7 Audited Financial Statements . . . . . . . . . . .  29
           11.8 No Adverse Development . . . . . . . . . . . . . .  29
           11.9 Required Consents. . . . . . . . . . . . . . . . .  29
           11.10      Opinion of Centrum's Counsel . . . . . . . .  29
           11.11      Opinion regarding Fairness . . . . . . . . .  29
           11.12      Employment with 3Com . . . . . . . . . . . .  30
           11.13      Government Consents. . . . . . . . . . . . .  30
           11.14      Date of Closing. . . . . . . . . . . . . . .  30
           11.15      Absence of Specific Changes. . . . . . . . .  30
           11.16      Transfer of Technology . . . . . . . . . . .  30
           11.17      Warrants.. . . . . . . . . . . . . . . . . .  30

      12.  Termination of Agreement. . . . . . . . . . . . . . . .  30
           12.1 Prior to Closing . . . . . . . . . . . . . . . . .  30
           12.2 At the Closing . . . . . . . . . . . . . . . . . .  30
           12.3 No Liability . . . . . . . . . . . . . . . . . . .  31
           12.4 Effect of Termination. . . . . . . . . . . . . . .  31

      13.  Survival of Representations, Warranties and
           Covenants . . . . . . . . . . . . . . . . . . . . . . .  31

      14.  Miscellaneous . . . . . . . . . . . . . . . . . . . . .  31
           14.1 Governing Laws . . . . . . . . . . . . . . . . . .  31
           14.2 Binding upon Successors and Assigns. . . . . . . .  31
           14.3 Severability . . . . . . . . . . . . . . . . . . .  31
           14.4 Entire Agreement . . . . . . . . . . . . . . . . .  32
           14.5 Counterparts . . . . . . . . . . . . . . . . . . .  32
           14.6 Expenses . . . . . . . . . . . . . . . . . . . . .  32
           14.7 Other Remedies . . . . . . . . . . . . . . . . . .  32
           14.8 Amendment and Waivers. . . . . . . . . . . . . . .  32
           14.9 Survival of Agreements . . . . . . . . . . . . . .  33
           14.10      No Waiver. . . . . . . . . . . . . . . . . .  33
           14.11      Attorneys' Fees. . . . . . . . . . . . . . .  33
           14.12      Notices. . . . . . . . . . . . . . . . . . .  33
           14.13      Construction of Agreement. . . . . . . . . .  34
           14.14      No Joint Venture . . . . . . . . . . . . . .  34
           14.15      Further Assurances . . . . . . . . . . . . .  34
           14.16      Absence of Third Party Beneficiary
                Rights . . . . . . . . . . . . . . . . . . . . . .  34
                 AGREEMENT AND PLAN OF REORGANIZATION


      This AGREEMENT AND PLAN OF REORGANIZATION is entered into this 18th day of January 1994, by and among 3Com Corporation, a California corporation, ("3Com"), 3Sub Acquisition Corporation ("Sub"), a California corporation, and Centrum Communications, Inc., a California corporation ("Centrum").


                             R E C I T A L

      The parties intend that, subject to the terms and conditions hereinafter set forth, Sub be merged into and with Centrum, with Centrum the surviving corporation, pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit "A" (the "Agreement of Merger") and the applicable provisions of the laws of the State of California. Upon the Merger, the holders of the capital stock of Centrum shall receive cash and the holders of options to acquire Centrum stock shall receive options to purchase 3Com Common Stock in the manner and on the basis determined herein, all as provided in the Agreement of Merger.


                           A G R E E M E N T

      NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

      1. Definitions. The following terms when used herein shall have the meanings set forth below.

           1.1 "Merger" shall mean the merger of Sub with and into Centrum, on the terms and conditions described herein.

           1.2  "Options" shall mean the options to acquire
Centrum Common Stock.

           1.3 "Centrum Common Stock" shall having the meaning provided in Section 3.1.

           1.4 "Preferred Stock" shall having the meaning provided in Section 3.2.

           1.5 "Securities" shall mean the Centrum Common Stock, the Preferred Stock and the Options.

           1.6  "Securities Act" shall mean the Securities Act of
1933, as amended.

           1.7 "Commission" shall mean the Securities and Exchange Commission.
           1.8 "Centrum Share Price" shall mean the price per share to be paid by 3Com for each share of Centrum Common Stock and Centrum Preferred Stock, which shall be equal to Thirty-Six Million Dollars ($36,000,000) divided by the total number of shares of Centrum Common Stock outstanding or issuable at any time pursuant to the Securities or pursuant to any other contract or commitment to issue securities.

           1.9  "Code" shall mean the Internal Revenue Code of
1986, as amended.

           1.10 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Agreement of Merger.

           1.11 "Centrum Products" shall have the meaning set forth in Section 3.8(b).

           1.12 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

           1.13 "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

           1.14 "Effective Time" shall have the meaning set forth in Section 2.3.

           1.15 "Proprietary Rights" shall have the meaning set forth in Section 3.8(a).

           1.16 "3Com Closing Price" shall mean the average of the closing sales prices of 3Com Common Stock as reported by the National Market System of the National Association of Securities Dealers Automated Quotation System for the ten (10) trading days preceding (but not including) the Closing Date.

      2.   Plan Of Reorganization.

           2.1  The Merger.

                (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, Sub shall be merged with and into Centrum in a statutory merger pursuant to the Agreement of Merger and in accordance with applicable provisions of California law so that:

                      (i)  Each share of common stock of Sub
outstanding immediately prior to the Merger shall continue to be issued and shall be converted into one share of Centrum Common
Stock outstanding after the Merger; and

                      (ii) Each share of Centrum Common Stock and of Preferred Stock issued and outstanding at the Effective Time, other than the shares held by holders who perfect their dissenter's rights under California law with respect thereto ("Dissenters' Shares"), shall, by virtue of the Merger, and without further action on the part of any holder thereof, be canceled and converted into the right to receive cash in an amount equal to the Centrum Share Price. Such cash amount shall be payable in two installments, (i) the first payable at or as promptly after the Closing as is practicable and in an amount equal to 19/36 of the Centrum Share Price, and (ii) the second payable on the date six months after the Closing and in an amount equal to 17/36 of the Centrum Share Price. The aggregate cash payment to be made to the holders of Centrum Common Stock and Preferred Stock as described above in clause (i) is referred to herein as the "First Payment," and the aggregate cash payment to be made to the holders of Centrum Common Stock and Preferred Stock as described above in clause (ii) is referred to herein as the "Second Payment."

                      (iii)      Each Option outstanding at the
Effective Time shall, by virtue of the Merger and without further action on the part of any option holder, be assumed by 3Com at the Effective Time. The Options assumed by 3Com will continue to be on the terms and conditions set forth in the respective option agreements, except that: (i) the Option shall be exercisable for a number of shares of 3Com Common Stock equal to the number of shares of Centrum Common Stock subject to such Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Centrum Share Price and the denominator of which is the 3Com Closing Price (with the resulting number of shares of 3Com Common Stock rounded down to the nearest whole number), (iii) the per share exercise price shall be an amount equal to the aggregate exercise price of the Option prior to the Merger divided by the number of shares of 3Com Common Stock subject to such Option rounded up to the nearest whole cent, and
(iv) continuous employment with Centrum, whether occurring before or after the Effective Time, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. It is the intention of the parties that the assumption of Options shall meet the requirements of Section 424(a) of the Code and that therefore the Options assumed by 3Com qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code ("incentive stock options") to the extent the Options qualified as incentive stock options prior to the Effective Time. After the Effective Time, 3Com shall issue to each holder of an outstanding Option a document evidencing the foregoing assumption by 3Com. Such option assumption agreements will provide a mechanism for withholding or placing into escrow
[**               ] of the shares of 3Com Common Stock issuable
under such options, or the proceeds thereof, as provided in
Section 8.3. No fractional shares of 3Com Common Stock shall be issued in connection with options. All fractional shares which would otherwise be issuable shall be rounded down to the next full share.

                (b) At the closing of the Merger, 3Com will deduct from the First Payment to the former holders of Centrum stock (the "Centrum Shareholders"), on a pro rata basis, a total
of [**               ] of the First Payment, and, as provided in
the Escrow Agreement, will deduct from the Second Payment to the Centrum Shareholders, on a pro-rata basis, up to a total of [**
              ] of the Second Payment, and will deliver such amounts to the escrow agent as provided under the Escrow Agreement as described in Section 8.3. The amount so delivered to the escrow agent is referred to herein as the "Escrow Amount," which will be paid to the parties as provided in the Escrow Agreement to be executed pursuant to Section 8.3.

           2.2 The Closing. Subject to termination of this Agreement as provided in Section 12 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California at 10 a.m. on January 28, 1994, or such other place, time and date as 3Com and Centrum may mutually select (the "Closing Date").

           2.3 Effective Date. Simultaneously with the Closing, the Agreement of Merger shall be filed in the office of the Secretary of State of the State of California. The Merger shall become effective immediately upon the filing of the Agreement of Merger (the "Effective Time").

      3. Representations and Warranties of Centrum. Except as otherwise set forth in the "Centrum Disclosure Schedule" attached hereto as Exhibit "B" ("Centrum Disclosure Schedule"), Centrum represents and warrants to 3Com as set forth below. No fact or circumstance disclosed to 3Com shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Centrum Disclosure Schedule attached hereto or such supplements thereto as may mutually be agreed upon in writing by Centrum and 3Com. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

           3.1 Organization. Centrum is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted. Centrum is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except to the extent that any failure to qualify or obtain licenses would not in the aggregate have a material adverse effect on the operations, assets or financial condition of Centrum. The Centrum Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Centrum and a true and complete list of all states in which Centrum maintains any employees. The Centrum Disclosure Schedule contains a true and complete list of all states in which Centrum is duly qualified to transact business as a foreign corporation. True and complete copies of Centrum's Articles of Incorporation and By-laws, as in effect on the date hereof and as to be in effect as of the Closing have been provided to 3Com or its representatives.

           3.2 Capitalization. The authorized capital stock of Centrum consists of (i) 30,000,000 shares of Common Stock ("Centrum Common Stock") and (ii) 19,350,000 shares of Preferred Stock, 7,000,000 of which are designated Series A Preferred Stock ("Series A Preferred") and 12,350,000 of which are designated Series B Preferred Stock ("Series B Preferred") (collectively, the Series A and Series B Preferred Stock are referred to as the "Preferred Stock"). Of such shares, one share of Centrum Common Stock, 6,780,000 shares of Series A Preferred, and 12,037,039 shares of Series B Preferred are issued and outstanding and held of record by Centrum's respective stockholders as set forth and identified in the stockholder lists provided to 3Com or its representatives. In addition, warrants to acquire 263,888 shares of Series B Preferred are issued and outstanding. All of the outstanding Securities have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding Securities were issued in compliance with applicable securities laws.

      As of the date hereof, 6,480,000 shares of Centrum Common Stock are available or reserved for issuance under the Centrum 1993 Stock Option Plan, of which 3,693,750 are reserved to satisfy commitments made by the Centrum to its employees.

      Except as set forth above, and as otherwise set forth in the Centrum Disclosure Schedule, Centrum does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Centrum to issue shares of its capital stock or other securities.

           3.3 Authority Relative to this Agreement. Centrum has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Centrum are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein other than the consent of the holders of outstanding shares of Centrum. Centrum is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except as contemplated by this Agreement, no consent of any person who is a party to a contract which is material to Centrum's business, nor consent of any governmental authority, is required to be obtained on the part of Centrum to permit the transactions contemplated herein and continue the business activities of Centrum as previously conducted by Centrum without material adverse change. This Agreement and the other agreements, forms of which are attached hereto as Exhibits, when executed by Centrum shall be the valid and binding obligations of Centrum enforceable against Centrum in accordance with their terms.

           3.4  Financial Statements.

                (a) Centrum has delivered to 3Com copies of Centrum's unaudited balance sheet as of September 30, 1993 and unaudited balance sheet as of December 30, 1993 (the latter referred to herein as the "Centrum Balance Sheet") and statements of income, stockholders' equity and changes in financial position for the periods then ended.

                (b) All financial statements delivered pursuant to Section 3.4(a) (collectively, the "Centrum Financial Statements") present fairly the financial position of Centrum as of their historical dates. The Centrum Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods except with respect to the unaudited financial statements for the absence of footnotes and normal year-end adjustments, none of which would be material. Except as to the extent reflected or reserved against in such balance sheets (including the notes thereto), Centrum did not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles. The reserves, if any, reflected on the Centrum Balance Sheet are adequate in light of the contingencies with respect to which they are made. The statements of income, stockholder's equity and changes in financial position present fairly the results of operations, equity transactions and changes in financial position of Centrum for the periods indicated.

                (c) Centrum has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Centrum Financial
Statements, except for those (i) that may have been incurred after the date of the Centrum Balance Sheet or (ii) that are not required by generally accepted accounting principles to be included in a balance sheet or the notes thereto, except that Centrum has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. All material debts, liabilities, and obligations incurred after the date of the Centrum Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate and none of which are material.

           3.5  Tax Matters.

                (a) Centrum has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it prior to the date of this Agreement, including all federal, foreign, state and local tax returns for all years and periods (and portions thereof) for which any such returns and reports were due prior to the date of this Agreement. All such returns and reports were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from Centrum prior to the date of this Agreement have been paid other than taxes for which adequate reserves have been established on the Centrum Financial Statements. To Centrum's knowledge, there are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the Centrum Balance Sheet are adequate for any unpaid taxes for periods through the date of this Agreement and there are no tax liens on any property or assets of Centrum other than liens for taxes not yet due and payable. There have been no examinations of any tax returns or reports by any applicable governmental agency. To Centrum's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports or returns for any tax period ending on or prior to the date of this Agreement. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return or report for any period.

                (b) All taxes which Centrum has been required to collect or withhold have been duly withheld or collected and, to the extent required prior to the date of this Agreement, have been paid to the proper taxing authority.

                (c) Centrum is not a party to any tax-sharing agreement or similar arrangement with any other party.

                (d) At no time has Centrum been included in the federal consolidated income tax return of any affiliated group of corporations.

                (e) No payment which Centrum is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

                (f) Centrum will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to
Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Centrum prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Centrum prior to the Closing Date with any taxing authority with regard to the tax liability of Centrum for any tax period (or portion thereof) ending on or before the Closing Date.

                (g)   Except as may disclosed in connection with
Section 3.5(c) and except as required by this Agreement, Centrum is not currently under any contractual obligation to pay any tax obligations of any other person.

           3.6 Absence of Certain Changes or Events. Since the date of the Centrum Balance Sheet, Centrum has not (a) suffered any material adverse change in its financial condition or in the operations of its business; (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or businesses; (c) granted any increase in the compensation payable or to become payable by Centrum to its officers or employees, except those occurring in the ordinary course of business; (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Centrum or declared any direct or indirect redemption, retirement, purchase or other acquisition by Centrum of such shares; (e) issued any shares of capital stock of Centrum or any warrants, rights, options or entered into any commitment relating to the shares of Centrum except for the issuance of Centrum Shares pursuant to the exercise of outstanding Options or Securities described in Section 3.2;
(f) made any material change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein; (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business; (i) suffered any labor dispute; (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business; (k) incurred any liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles; (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 (Title and Related Matters) hereof, other than any purchase money security interests incurred in the ordinary course of business; (m) made any capital expenditure or commitment for additions to property, plant or equipment except in the ordinary course of business; (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholder or any Affiliate or associate of any of the foregoing; (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Centrum Disclosure Schedule; or (p) agreed to take any action described in this Section 3.6 (Absence of Certain Changes or Events) or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

           3.7 Title and Related Matters. Centrum has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Centrum Balance Sheet or acquired after the date of the Centrum Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Centrum Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Fifteen Thousand Dollars ($15,000) in liabilities. The equipment of Centrum necessary to the operation of its business is in good operating condition and repair, except for ordinary wear and tear and defects. All real or personal property leases to which Centrum is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default. The Centrum Disclosure Schedule contains a description of all real and personal property leased or owned by Centrum, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of Centrum's leases have been provided to 3Com or its representatives.

           3.8  Proprietary Rights.

                (a) Centrum owns all right, title and interest in and to, or has licenses to, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Centrum's business as conducted to the date hereof or contemplated, including, without limitation, the technology and all proprietary rights developed or discovered in connection with or contained in the Centrum Products, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to Centrum's interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant Centrum such right to Third Party
Technology as are employed in or necessary to the business of Centrum as conducted or proposed to be conducted. The Centrum Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the Centrum Products, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that Centrum is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by Centrum (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of Centrum's trademark or trade name registrations related to the Centrum Products and all of Centrum's copyrights in any of the Centrum Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against Centrum (and Centrum is not aware of any claims which are likely to be asserted against Centrum or which have been asserted against others) by any person challenging Centrum's use or distribution of any patents, trademarks, trade names, copyrights, trade secrets, software, technology, know-how or processes utilized by Centrum (including, without limitation, the Third Party
Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To Centrum's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Centrum of any of the Centrum Products. To Centrum's knowledge, none of the Centrum Products nor the use of any patents, trademarks, trade names, copyrights, software, technology, know-how or processes by Centrum in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

                (b) Centrum has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Centrum Products or any adaptations, translations, or derivative works based on the Centrum Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Centrum Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

                (c) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Centrum
Products at any stage of their development (the "Centrum Components") were written, developed and created solely and exclusively by employees of Centrum without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Centrum in valid and enforceable consultant confidentiality and invention assignment agreements. Centrum has at all times used commercially reasonable efforts to treat the Centrum Products and Centrum Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

                (d)   To Centrum's knowledge, no employee of
Centrum is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Centrum or, to the best of Centrum's knowledge, any other party because of the nature of the business conducted by Centrum or proposed to be conducted by Centrum.

                (e) Each person presently or previously employed by Centrum (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to 3Com or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Centrum and such person, enforceable in accordance with their respective terms. To the best of Centrum's knowledge, neither the execution or delivery of such agreements, nor the carrying on of Centrum's business as employees by such persons, nor the conduct of Centrum's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

                (f) No product liability or warranty claims which individually or in the aggregate could exceed $15,000 have been communicated to or threatened against Centrum nor, to the best of Centrum's knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim. The Centrum Disclosure Schedule sets forth all software bugs or other product defects known to Centrum in the Centrum Products.

           3.9 Employee Benefit Plans. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by Centrum. To Centrum's knowledge, each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Centrum conforms to all applicable requirements of the Employee Retirement Income Security Act of 1974. The Centrum Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

           3.10 Bank Accounts. The Centrum Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Centrum maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

           3.11 Contracts.

                (a) Except as set forth in the Centrum Disclosure Schedule, Centrum has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Centrum of any of its products, technology, know-how, trademarks or trade names except in the ordinary course of its business. True and correct copies of each document or instrument described in the Centrum Disclosure Schedule pursuant to this Subsection 3.11(a) have been made available to 3Com or its representatives.

                (b) Except as listed in the Centrum Disclosure Schedule, Centrum has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Centrum of more than Twenty-Five Thousand Dollars ($25,000). True and correct copies of each document or instrument set forth in the Centrum Disclosure Schedule pursuant to this Section 3.11(b) have been made available to 3Com or its representatives.

                (c)   Without limiting the provisions of
Section 3.8 (Proprietary Rights) and except for any agreements with 3Com, Centrum has not granted to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any of the Centrum Products, nor has Centrum granted to any third party any exclusive rights of any kind with respect to any of the Centrum Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Centrum Products, nor has Centrum granted any third party any right to market any of the Centrum Products under any "private label" arrangements pursuant to which Centrum is not identified as the source of such goods. True and correct copies of each document or instrument listed on the Centrum Exception Schedule pursuant to this Section 3.11(c) have been made available to 3Com or its representatives.

                (d) There is no outstanding sales contract, commitment or proposal (including, without limitation, porting and development projects) of Centrum that is currently expected to result in any loss (before allocation of overhead and administrative costs) upon completion or performance thereof.

                (e)   Centrum has no outstanding agreements,
contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

                (f)   Centrum has no employment, independent
contractor or similar agreement, contract or commitment that is not terminable on no more than thirty (30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

                (g) Centrum has no currently effective collective bargaining or union agreements, contracts or commitments.

                (h) Centrum is not restricted by agreement from carrying on its business anywhere in the world.

                (i) Centrum is under no liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed Fifteen Thousand Dollars ($15,000).

                (j) Centrum has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

                (k) Centrum has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Centrum of any sum not reflected in the financial statements delivered pursuant to Section 3.4 (Financial Statements).

                (l)   All material contracts, agreements and
instruments to which Centrum is a party are valid, binding, in full force and effect, and enforceable by Centrum in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To Centrum's knowledge, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                (m) The Centrum Disclosure Schedule lists all material agreements pursuant to which Centrum has agreed to manufacture for or supply to any third party any Centrum Products or components thereto. True and correct copies of each document or instrument listed on the Centrum Disclosure Schedule pursuant to this Section 3.11(m) have been provided to 3Com or its representatives. The Centrum Disclosure Schedule also lists each vendor that manufactures for or supplies to Centrum any material product or component.

                (n) Centrum is not in default under or in breach or violation of, nor, to Centrum's knowledge, is there any valid basis for any claim of default by Centrum under, or breach or violation by Centrum of, any contract, commitment or restriction to which Centrum is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of Centrum. To the best of Centrum's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which Centrum is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of Centrum.

           3.12 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Centrum for the sale, license, or lease or other disposition by Centrum of its products, and all agreements, contracts, or commitments for the purchase of supplies, were made in the ordinary course of business. To Centrum's knowledge, no outstanding purchase or outstanding lease commitment of Centrum is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Centrum than those usual and customary in the industry.

           3.13 Compliance With Law. Centrum is in compliance with all applicable laws and regulations, except to the extent that noncompliance would not have a material adverse effect on Centrum's business, financial condition or results of operations. Neither Centrum nor, to Centrum's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction, except to the extent that such violation would not have a material adverse effect on Centrum's business, financial condition or results of operations. Centrum has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Centrum has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except to the extent that noncompliance would not have a material adverse effect on Centrum's business, financial condition or results of operations.

           3.14 Labor Difficulties.

                (a) Centrum is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

                (b) There is no unfair labor practice complaint against Centrum actually pending or threatened before the National Labor Relations Board.

                (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against Centrum.

                (d)   No union representation question exists
respecting the employees of Centrum and, to Centrum's knowledge, no union organizing activities are taking place.

                (e) No grievance that might have a material adverse effect on Centrum or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist.

                (f) No collective bargaining agreement that is binding on Centrum restricts it from relocating or closing any of its operations.

                (g) Centrum has not experienced any material work stoppage or other material labor difficulty.

           3.15 Trade Regulation.  Centrum has not, since
October 31, 1993, terminated its relationship with or refused to ship Centrum Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Centrum in excess of Fifteen Thousand Dollars ($15,000) over any consecutive twelve (12) month period. All of the prices charged by Centrum in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against Centrum with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to Centrum's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

           3.16 Insider Transactions. To Centrum's knowledge, no Affiliate of Centrum has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of Centrum, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Centrum; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System or (b) interests of Affiliates engaged in venture capital in their portfolio companies.

           3.17 Employees, Independent Contractors and
Consultants. The Centrum Disclosure Schedule lists and describes all currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Centrum is a party. True and correct copies of all such written agreements have been provided to 3Com or its representatives. All salaries and wages paid by Centrum are in compliance with applicable federal, state and local laws. Also shown on the Centrum Disclosure Schedule are the names of all persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of Fifty Thousand Dollars ($50,000) and the names of all employees with a title of "Director" of a department or above and the salaries for each such person. Centrum's aggregate accrued vacation and severance pay as of December 31, 1993 was approximately Sixty-Two Thousand Three Hundred Dollars ($62,300).

           3.18 Insurance. The Centrum Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Centrum. Centrum has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

           3.19 Litigation. There are no suits, actions or proceedings pending or, to the best of Centrum's knowledge, threatened against or affecting Centrum or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Centrum.

           3.20 Governmental Authorizations and Regulations. All licenses, franchises, permits and other governmental authorizations held by Centrum and material to its business are valid and sufficient for the business presently carried on by Centrum. The business of Centrum is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a material adverse effect on the operations, assets or financial condition of Centrum.

           3.21 Corporate Minutes, Etc. The corporate minute books, stock certificate books, stock registers and other corporate records of Centrum are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. True and correct copies of such records have been made available to 3Com or its representatives.

           3.22 Section 341(f)(2). Centrum has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of
Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

           3.23 Subsidiaries. Centrum has no subsidiaries. Centrum does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Centrum does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

           3.24 Compliance with Environmental Requirements. Centrum has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in the Centrum Disclosure Schedule, Centrum is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in the Centrum Disclosure Schedule, Centrum is not aware of any conditions, circumstances, activities, practices, incidents, or actions against Centrum which may form the basis of any claim, action, suit, proceeding, hearing, or investigation against Centrum, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

           3.25 Corporate Documents. Centrum has furnished to 3Com for its examination: (i) all material permits, orders, and consents issued by any regulatory agency with respect to Centrum, or any securities of Centrum, and all applications for such permits, orders, and consents; and (ii) the stock transfer books of Centrum setting forth all transfers of any capital stock.

           3.26 No Brokers. Neither Centrum nor to the best of Centrum's knowledge any Centrum stockholder, is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

           3.27 Disclosure. No statements by Centrum contained in this Agreement and the Exhibits attached hereto, any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

           3.28 Centrum Options.

                (a)   Attached hereto as Exhibit "C" ("Centrum
Option Holders") is a list, as of the date of this Agreement, of all holders of outstanding Options or persons to whom commitments have been made to grant options.

                (b)   All Options outstanding as of the Effective
Time have been issued in accordance with the terms of the Centrum
1993 Stock Plan and pursuant to the standard forms of option agreement previously provided to legal counsel for 3Com.

                (c)   No Option will by its terms require an
adjustment in connection with the Merger.

                (d) Neither the transactions contemplated by this Agreement nor any action taken by Centrum will result in (i) any acceleration of vesting in favor of any optionee under an Option;
(ii) any additional benefits for any optionee under an Option, except for the assumption of Options provided for in
Section 2.1(a)(iii); or (iii) the inability of 3Com after the Effective Time to exercise any right or benefit held by Centrum prior to the Effective Time with respect to an Option assumed by 3Com, including, without limitation, if applicable, the right to repurchase an optionee's unvested shares on termination of such optionee's employment.

           3.29 Certain Contracts.

                (a)   Centrum has performed all obligations
(including but not limited to all development milestones or deliverables) under the Development Agreement between Centrum and Chipcom Corporation dated October 28, 1993 (the "Chipcom Agreement") required to be performed through the Closing Date (or will have performed such obligations as of the Closing Date), and Centrum is not aware of any fact or circumstance or inability on the part of Centrum which could cause Centrum to fail to perform an obligation under such agreement, other than failures which individually or in the aggregate would not result in any penalty or default under or any breach of such agreement.

                (b) The Centrum Disclosure Schedule includes a list of all Centrum products or releases and significant features which are not Technology Agreement Inventions as defined in the Termination Agreement dated December 27, 1993 between Accton Technology Corp., Centrum and certain other parties (the "Termination Agreement"). The Termination Agreement is, and in particular but not by way of limitation the provisions thereof prohibiting transfer of ownership and restricting disclosure of certain inventions are, enforceable in accordance with the terms thereof. There is no other agreement, contract or commitment which modifies, affects or alters the Termination Agreement, and there is no fact or circumstance which has or could with the passage of time cause such Agreement or the provisions thereof referred to in the prior sentence to become unenforceable in accordance with the terms thereof.

      OC   Representations and Warranties of 3Com and Sub.  Except
as otherwise set forth in the "3Com Disclosure Schedule" attached hereto as Exhibit "D" ("3Com Disclosure Schedule"), 3Com and Sub jointly and severally represent and warrant to Centrum as set forth below. No fact or circumstance disclosed to Centrum shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the 3Com Disclosure Schedule attached hereto or such supplements thereto as may mutually be agreed upon in writing by Centrum and 3Com. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

           4.1 Organization and Good Standing. 3Com and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California, and have full power and authority to carry on their businesses as now conducted. 3Com and Sub are each qualified as foreign corporations in any jurisdiction in which a failure to qualify would have a material adverse effect on the operations or financial condition of 3Com and/or Sub. Each of 3Com and Sub has furnished Centrum with copies of its respective Articles of Incorporation and Bylaws, as amended. Said copies are true, correct and complete and contain all amendments through the date of the Closing.

           4.2  Power, Authorization and Validity.

                (a) 3Com and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and the other Transaction
Documents to which they are parties.

                (b) The execution, delivery and performance of this Agreement and the Transaction Documents have been, or will have been prior to the Closing, duly and validly approved and authorized by the Boards of Directors of 3Com and Sub and the shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable 3Com and Sub to enter into and to perform the terms of this Agreement or the Transaction Documents on their parts to be performed.

                (c) This Agreement and any agreements which are exhibits to this Agreement are the valid and binding obligations of 3Com and Sub enforceable in accordance with their terms.

                (d) Upon delivery in accordance herewith the Agreement of Merger shall be a binding obligation of 3Com and Sub enforceable in accordance with its terms.

                (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to 3Com or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation by 3Com and Sub of the transactions contemplated hereby or thereby, except for the filing of the Agreement of Merger and officers' certificates with the California Secretary of State and appropriate documents with relevant authorities of other states in which 3Com and Sub are qualified to do business.

           4.3 Capitalization. The authorized capital of 3Com consists of One Hundred Million (100,000,000) shares of Common Stock, of which 30,968,523 shares were issued and outstanding on November 30, 1993. The authorized capital of Sub consists of one thousand shares (1,000) of Common Stock, all of which are issued and outstanding and are owned of record and beneficially by 3Com. All the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non assessable are not subject to any right or claim of rescission, and have been offered, issued, sold and delivered by 3Com in compliance with all applicable federal and state securities laws.

           4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will conflict with, or result in a material breach or violation of, any provision of 3Com's Articles of Incorporation or Sub's Articles of Incorporation, or their respective Bylaws, as currently in effect, any instrument or contract to which 3Com or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such person. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated hereby or thereby will have a material adverse effect on the operations, assets, financial condition or prospects of 3Com.

           4.5 Litigation. There is no action, proceeding, claim or investigation pending or, to the best of 3Com's knowledge, threatened against 3Com and Sub before any court or administrative agency which could have a material adverse effect upon 3Com's performance of its obligations hereunder.

           4.6 No Brokers. Neither 3Com nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

           4.7 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents required to be delivered to Centrum under this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

           4.8 Compliance With Other Instruments and Laws. 3Com is not in violation of any provisions of its Articles of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree or order applicable to 3Com. 3Com is not in default under or in breach or violation of, nor, to 3Com's knowledge, is there any valid basis for any claim of default by 3Com under, or breach or violation by 3Com of, any contract, commitment or restriction to which 3Com is a party or to which it or any of its properties is bound, where such defaults, breaches or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of 3Com. The operations of 3Com have not violated any federal, state or local laws, regulations or orders with which failure to comply would have a material adverse effect on the operations, assets, financial condition or prospects of 3Com.

           4.9 SEC Documents. 3Com has delivered to Centrum true, accurate and complete copies of 3Com's most recent annual report to shareholders, proxy statement, report on Form 10-K, and any report on Form 10-Q or 8-K filed since the most recent 10-K (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and taken together, the SEC Documents contained no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document provided to Centrum prior to the execution of this Agreement. The financial statements of 3Com included in the SEC Documents (the "3Com Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the consolidated financial position of 3Com and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in 3Com's accounting policies except as described in the notes to the 3Com Financial Statements.

           4.10 No Material Adverse Change. Since November 30, 1993, 3Com has conducted its business in the ordinary course, with the exception of the acquisition by 3Com of Synernetics, Inc., and there has not occurred: (i) any material adverse change in 3Com's business, taken as a whole; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or businesses of 3Com; or (iii) any sale of a material amount of property of 3Com, except in the ordinary course of business.

      5. Preclosing Covenants of Centrum. Centrum covenants and agrees as provided in Sections 5.1 through 5.7, as follows:

           5.1 Advice of Changes. Centrum will promptly advise 3Com in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Centrum contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Centrum's business, taken as a whole.

           5.2 Conduct of Business. Until the Closing, Centrum will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of 3Com, which consent will not be unreasonably withheld:

                (a) borrow any money which borrowings exceed in the aggregate $50,000;

                (b)   incur any liability other than in the
ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

                (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

                (d)   dispose of any of its assets, except
inventory in the regular and ordinary course of business;

                (e) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

                PCD   fail to maintain its equipment and other
assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                (g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis);

                (h) change accounting methods in any material manner;

                (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

                (j) amend or terminate any material contract, agreement or license to which it is a party, or enter into any new such contract, agreement or license, except in the ordinary course of business;

                (k) loan any amount to any person or entity, or guaranty or act as a surety for any obligation, other than in connection with employee advances or transactions in the ordinary course of business;

                (l) waive or release any right or claim with a value in excess of $15,000, except in the ordinary course of business;

                (m) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock other than upon conversion or exercise of outstanding securities or as described in Section 3 or on the Centrum Disclosure
Schedule;

                RS\   split or combine the outstanding shares of
its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                (o) merge, consolidate or reorganize with any entity;

                (p)   amend its Articles of Incorporation or
Bylaws; or

                (q) agree to do any of the things described in the preceding clauses of this Section 6.2.

           5.3 Access to Information. Until the Closing, Centrum shall allow 3Com and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing and thereafter, Centrum shall cause its accountants to cooperate with 3Com and its agents in making available all working papers pertaining to all financial statements prepared or audited by such accountants.

           5.4 Regulatory Approvals. Prior to the Closing, Centrum shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which 3Com may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

           5.5 Satisfaction of Conditions Precedent. Centrum will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in
Section 11, and Centrum will use commercially reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

           5.6 Shareholder Vote. Prior to the Closing, whether by special meeting or written consent of its shareholders, Centrum will submit this Agreement and related matters to its shareholders for consideration and approval, and the Board of Directors of Centrum will recommend such approval to the Centrum shareholders.

           5.7 Exclusivity. Until February 15, 1994, Centrum agrees that it will not (and that it will use commercially reasonable efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter any agreement concerning the sale or acquisition of Centrum, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than 3Com, and that any such discussions presently in progress will be terminated or suspended during that period.

      6.   Preclosing Covenants of 3Com and Sub.

           6.1 Advice of Changes. 3Com and Sub will promptly advise Centrum in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of 3Com or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and
(ii) of any material adverse change in 3Com's business, taken as a whole.

           6.2 Regulatory Approvals. Prior to the Closing, 3Com and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which Centrum may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

           6.3 Access to Information. Until the Closing, 3Com shall allow Centrum and its agents free access to the officers of 3Com upon reasonable notice and during normal working hours and shall provide all information or copies of all documents including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition, subject to reasonable limits on access to 3Com's technical and other nonpublic information.

           6.4 Satisfaction of Conditions Precedent. 3Com will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in
Section 10, and 3Com will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

      7. Post-Closing Covenants of 3Com. 3Com covenants and agrees as provided in Sections 7.1 through 7.2, any one or more of which may be waived by written consent of the Representative (as defined in the Escrow Agreement), which consent shall not be unreasonably withheld:

           7.1 Dividends, Etc. Until the Second Payment has been paid in full, 3Com will not declare, set aside or pay any cash or stock dividend or other distribution to shareholders (other than dividends and distributions payable only in Common Stock of
3Com), or redeem or otherwise acquire any of its capital stock, other than repurchases of stock from time to time consistent with 3Com's previously announced stock repurchase program.

           7.2 Limitations on Liens. Until the Second Payment has been paid in full, 3Com will not create or suffer to exist, or permit any subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance, upon or with respect to any of its properties, whether now owned or hereafter acquired, other than

                (a)   such liens, security interests or other
charges or encumbrances as are in existence on the date of this Agreement securing indebtedness of not more than $250,000 in the aggregate;

                (b) to secure indebtedness of 3Com for money borrowed;

                (c) liens for taxes, fees, assessments, or other governmental charges (other than any such lien on inventory or other current assets) which are not delinquent or which remain payable without penalty;

                (d)   carriers', warehousemen's, mechanics',
landlords', materialmen's, repairmen's or other similar liens (other than any such lien on inventory or other current assets) arising in the ordinary course of business which are not delinquent or which remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

                (e) liens (other than any such lien on inventory or other current assets) on the property of 3Com or any of its subsidiaries incurred, or pledges or deposits required, in connection with workmen's compensation, unemployment insurance, and other special security legislation;

                (f) liens (other than any such lien on inventory or other current assets) on the property of 3Com or any of its subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations; (ii) obligations on surety and appeal bonds; and
(iii) other obligations of a like nature incurred in the ordinary course of business, provided all such liens in the aggregate have no reasonable likelihood of causing a material adverse effect upon the business of 3Com;

                (g) easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of 3Com or any of its subsidiaries; and

                (h) purchase money security interests on any asset acquired or held by 3Com or any of its subsidiaries in the ordinary course of business, other than inventory or other current assets, securing only indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that any such lien attaches to such asset concurrently with or within thirty (30) days after the acquisition thereof.

      8.   Mutual Covenants.

           8.1 Confidentiality. The parties acknowledge and agree that provisions of the Confidentiality Agreement dated December 21, 1993 shall be binding upon the parties hereto. The terms of that Confidentiality Agreement are incorporated in this Agreement by this reference.

           8.2 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

           8.3 Escrow; Escrow Agreement. Subject to the terms of the Escrow Agreement referenced below, 3Com and Centrum agree that on the Closing Date and date of the Second Payment, 3Com shall deposit the Escrow Amount into an escrow account (the "Escrow Account") maintained by an escrow agent (the "Escrow Agent") mutually agreeable to Centrum and 3Com. The Escrow Agent shall be subject to all of the terms of the Escrow Agreement in the form attached hereto as Exhibit "E" ("Form of Indemnity and Escrow Agreement"). Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction
Documents: (a) the Escrow Account shall be the sole and exclusive source of any claim or remedy by 3Com or Sub arising out of the breach or alleged breach (other than fraud) by Centrum of any of the representations, warranties, covenants or agreements in this Agreement or in any of the other Transaction Documents, (b) no stockholder, officer, director or employee of Centrum shall have any other liability for any breach by Centrum of this Agreement or of any of the other Transaction Documents and (c) no claim may be made against the Escrow Account for any individual claim if it is less than [**

    ] and Centrum and the Centrum shareholders maximum liability shall not exceed [**
                               ] all as more specifically
provided in the Escrow Agreement. The option assumption agreements providing for options to acquire 3Com Common Stock provided for in Section 2.1(a)(iii) shall provide that in the event a claim is successfully asserted under the Escrow Agreement, the liability for such claim shall be proportionately shared by Centrum Shareholders and the Option holders based upon the proportion of the fully diluted capital stock of Centrum represented by such person's Centrum Common Stock, Preferred Stock and Options at the Effective Time, but with the Option holders' liability for such claim limited to the loss of the right to exercise a portion of the Option, not to exceed [**
              ] of the number of shares of 3Com Common Stock subject to such Option.

      9.   The Closing.

           9.1 Merger. On the date of the Closing, but not prior to the Closing, the Agreement of Merger shall be filed with the California Secretary of State and the merger of Sub with and into Centrum shall be consummated.

           9.2  Additional Documents.

                (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

                (b) Centrum shall execute and deliver to 3Com a statement meeting the requirements of Treasury Regulation
Section 1.897-2(h)(2) stating that interests in Centrum are not U.S. real property interests.

      10. Conditions to Centrum's Obligations. Centrum's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Centrum, but only in a writing signed by Centrum):

           10.1 Accuracy of Representations and Warranties. The representations and warranties of 3Com and Sub set forth in
Section 4 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Centrum shall receive a certificate to such effect from the President or a Vice President of 3Com and Sub, respectively.

           10.2 No Litigation. No litigation or proceeding shall be threatened or pending against 3Com, Sub or Centrum with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of 3Com subsequent to the Closing, and Centrum shall receive a certificate to such effect signed by the President or a Vice President of 3Com and Sub, respectively.

           10.3 Authorizations. Centrum shall have received from 3Com and Sub written evidence that the execution, delivery and performance of 3Com and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of 3Com and Sub, respectively, and the stockholder of Sub.

           10.4 Opinion of 3Com's Counsel. Centrum shall have received from Gray Cary Ware & Freidenrich, counsel for 3Com, an opinion satisfactory to such parties in form and substance substantially as set forth in Exhibit "F" ("Opinion of Counsel to 3Com") hereto.

           10.5 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

           10.6 Date of Closing. The Closing shall occur on or before February 8, 1994.

           10.7 Federal and State Securities Laws.  Centrum and
3Com shall have complied with all applicable federal and state securities laws.

           10.8 Covenants. 3Com shall have performed and complied with all of its covenants contained in Sections 6 and 8 on or before the Closing, and Centrum shall receive a certificate to such effect signed by the President or a Vice President of 3Com.

           10.9 No Adverse Development. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a material, adverse effect on the business, prospects, liabilities, income, property, assets or operations of 3Com subsequent to the Closing. 3Com shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the value of its assets or its ability to carry on its business as proposed to be conducted, and which, in the judgment of Centrum, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the judgment of Centrum, has a material and adverse effect on 3Com's assets, business, liabilities, income, property, assets, prospects or operations subsequent to the Closing.

           10.10 Required Consents. Centrum shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Centrum's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Centrum, or 3Com shall have waived any claim for indemnification for failure to obtain any such consent or approval.

           10.11 Shareholder Approval. This Agreement and the Agreement of Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Centrum Common Stock and the holders of at least a majority of the outstanding shares of Centrum Preferred Stock, each voting separately as a class.

           10.12      Warrants.  All outstanding warrants to
purchase shares of stock of Centrum shall be exercised in full or terminated prior to the Effective Time.

      11. Conditions to 3Com's and Sub's Obligations. The obligations of 3Com and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by 3Com, but only in a writing signed by 3Com):

           11.1 Accuracy of Representations and Warranties. The representations and warranties of Centrum contained in Section 3 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and 3Com shall receive a certificate from Centrum to such effect with respect to the representations and warranties of Centrum executed by the Chairman of the Board or the President of Centrum.

           11.2 Covenants. Centrum shall have performed and complied with all of its covenants contained in Sections 5 and 8 on or before the Closing, and 3Com shall receive a certificate to such effect signed by the Chairman of the Board or the President of Centrum.

           11.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against 3Com, Sub or Centrum for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of Centrum subsequent to the Closing, and 3Com shall receive a certificate from Centrum to such effect signed by Chairman of the Board or the President of Centrum.

           11.4 Authorizations. 3Com shall have received from Centrum written evidence that (i) the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and by the Centrum Shareholders, and (ii) shareholders of Centrum holding no more than ten percent (10%) of the outstanding shares of Centrum Common Stock have, or might be able to perfect, dissenters' rights in connection with the Merger. 3Com shall have received a certificate from Centrum to such effect executed by the Chairman of the Board or the President of Centrum.

           11.5 Required Centrum Consents. Centrum shall have received all written consents, assignments, waivers or authorizations reasonably deemed necessary by 3Com to provide for the continuation in full force and effect of any and all material contracts, licenses and leases of Centrum.

           11.6 Clarification of Chipcom Contract. Centrum shall have obtained confirmation reasonably satisfactory to 3Com to the effect that the manufacturing license granted to Chipcom Corporation in the Chipcom Agreement does not take effect until the occurrence or satisfaction of one of the events set forth in
Section V.C. of the Chipcom Agreement.

           11.7 Audited Financial Statements. Centrum shall have delivered to 3Com audited financial statements of Centrum for the year ended September 30, 1993, which audited financial statements shall not differ materially and adversely from the Centrum
Financial Statements as of and for the year ended
September 30, 1993.

           11.8 No Adverse Development. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a material, adverse effect on the business, prospects, liabilities, income, property, assets or operations of Centrum subsequent to the Closing. Centrum shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the value of its assets or its ability to carry on its business as proposed to be conducted, and which, in the judgment of 3Com, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the judgment of 3Com, has a material and adverse effect on Centrum's assets, business, liabilities, income, property, assets, prospects or operations subsequent to the Closing.

           11.9 Required Consents. 3Com shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by 3Com's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Centrum, except to the extent that the Centrum Disclosure Schedule indicates that such items may not be obtained prior to the Closing.

           11.10 Opinion of Centrum's Counsel. 3Com shall have received from Venture Law Group, counsel to Centrum, an opinion satisfactory to 3Com in form and substance substantially as set forth in Exhibit "G" ("Opinion of Counsel to Centrum") hereto.

           11.11 Opinion regarding Fairness. 3Com shall have received from its investment adviser an opinion that the Merger is fair from a financial perspective.

           11.12 Employment with 3Com; Non-compete Agreements. Vincent Liu, David Helfrich and Ann Zeichner shall have agreed to become employees of 3Com following the consummation of the Merger. Mr. Gilbert Hu shall have entered into a non-compete agreement in the form attached as Exhibit "H-1", with Mr. Hu's non-compete agreement having a term of four years from the date of Closing, and Vincent Liu and Ann Zeichner shall have entered into employment and non-compete agreements in the forms attached as Exhibits "H-2" and "H-3".

           11.13 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including compliance with applicable state and federal securities laws.

           11.14 Date of Closing. The Closing shall occur on or before February 8, 1993.

           11.15      Absence of Specific Changes.  Since
January 18, 1993, there shall have been no (i) new or significantly different commitments or contracts made by Centrum with any OEM or with any significant customer, and (ii) no changes in the balance sheet of Centrum as of the time of Closing from the Centrum Balance Sheet, including but not limited to cash distributions, except for those occurring in the ordinary course of business and those disclosed on the Centrum Disclosure Schedule.

           11.16 Transfer of Technology. Each key technical employee and each independent contractor of Centrum shall have transferred to Centrum any and all right, title or interest such employee or contractor may have in any Proprietary Rights used in, relating to or made a part of the Centrum Products, free and clear of all liens, claims, encumbrances or other obligations, including any obligation to pay royalties or similar fees with respect thereto (other than as disclosed on the Centrum Disclosure Schedule) and shall have executed such additional documents as may be required, in 3Com's judgment, to effect the intent of this Section.

           11.17      Warrants.  All outstanding warrants to
purchase shares of stock of Centrum shall be exercised in full or terminated prior to the Effective Time.

      12.  Termination of Agreement.

           12.1 Prior to Closing. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto, or by Centrum or 3Com upon delivery of notice to the other party if the Merger shall not have been consummated on or before February 8, 1993 for any reason other than matters within the direct control of such party.

           12.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

                (a) By 3Com if any of the conditions precedent to 3Com or Sub's obligations pursuant to Section 11 shall not have been fulfilled at and as of the Closing; or

                (b) By Centrum if any of the conditions precedent to Centrum's obligations pursuant to Section 10 above shall not have been fulfilled at and as of the Closing.

      Any termination of this Agreement under this Section 12.2 shall be effective by the delivery of notice of the terminating party to the other parties hereto.

           12.3 No Liability. Any termination of this Agreement pursuant to this Section 12 shall be without further obligation or liability upon any party in favor of any other party hereto.

           12.4 Effect of Termination. The termination of the Agreement shall terminate all Sections hereof other than
Section 8.1

      13. Survival of Representations, Warranties and Covenants. The representations and warranties of the parties shall survive
until the date [**                                   ] and shall
terminate thereupon, except to the extent related to any Claim that has been asserted under the Escrow Agreement.

      14.  Miscellaneous.

           14.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party hereby agrees that such courts shall have in personam jurisdiction with respect to such party, and such party hereby submits to the in personam jurisdiction of such courts.

           \P06 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

           14.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

           14.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

           14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.
This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

           14.6 Expenses. Each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto; provided, however, that any accounting, legal or other advisory fees incurred by Centrum with respect to such matters in excess
of [**               ] shall constitute an uncontestable Claim
under the Escrow Agreement without any minimum claim requirement or threshold.

           14.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

           14.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided, however, that no amendment of Section 7 or Section 8.3 may be effected without the written approval of the Representative (as defined in the Escrow Agreement), and after approval of this Agreement has been obtained from the Centrum Shareholders, no amendment shall be effected which by law requires the further approval of the Centrum Shareholders without obtaining such further approval. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

           14.9 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto, subject to the limitations provided herein.

           14.10      No Waiver.  The failure of any party to
enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

           14.11 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

           14.12 Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, addressed as follows:

      Centrum:        2835 Zanker Road
                      San Jose, California, 95134
                      Attention: President

      With copy to:   Venture Law Group
                      2700 Sand Hill Road
                      Menlo Park, CA 94025
                      Attention:  Mark Medearis

      3Com:           5400 Bayfront Plaza
                      Santa Clara, CA  95052-8145
                      Attention:  Mark Michael, General Counsel

      with copy to:        Gray Cary Ware & Freidenrich
                      400 Hamilton Avenue
                      Palo Alto, CA 94301
                      Attention:  J. Howard Clowes

      Such communications shall be effective when they are received by the addressee thereof; but if sent by registered or certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

           14.13 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

           14.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.
No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

           14.15 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

           14.16 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement (except as to the Centrum Shareholders and holders of Centrum Options with respect to any material breach by 3Com or Sub of any representations, warranties or covenants provided in this Agreement and the Exhibits hereto).

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 18, 1994.

                                      3COM CORPORATION


                                      By: Janice M. Roberts
                                          VP Marketing

                                         Printed Name and Title


                                      3SUB ACQUISITION CORPORATION


                                      By: Janice M. Roberts
                                          President

                                         Printed Name and Title



                                      CENTRUM COMMUNICATIONS, INC.


                                      By: Andrew W. Verhalen
                                          Chairman

                                         Printed Name and Title

                         EXHIBITS


A  - Agreement of Merger
B  - Centrum Disclosure Schedule
C  - Centrum Option Holders
D  - 3Com Disclosure Schedule
E  - Form of Indemnity and Escrow Agreement
F  - Opinion of Counsel to 3Com
G  - Opinion of Counsel to Centrum
H-1 - Gilbert Hu Agreement Not to Compete
H-2 - Vincent Liu Employment and Non-competition Agreement
H-3 - Ann Zeichner Employment and Non-competition Agreement